Exhibit 99.1

On April 5, 2005, Rexnord Corporation, a Delaware corporation and wholly-owned subsidiary of RBS Global, Inc. (“Rexnord”), entered into a definitive agreement (the “Acquisition Agreement”) to purchase the Falk Corporation (“Falk”) from Hamilton Sundstrand, a subsidiary of United Technologies Corporation (“UTC”), for $295 million.  Closing of this transaction, which is expected to occur in the second calendar quarter of 2005, is subject to satisfaction of certain customary closing conditions, including receipt of certain governmental approvals.  Below is certain financial information related to Falk and other information relevant to the transaction and relevant to banks considering participating in the financing.

Statements in this presentation that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in the companies’ respective filings with the Securities and Exchange Commission.

In addition, the financial information with respect to Falk that is included in this presentation is based on information provided to Rexnord by members of Falk’s management, and is therefore subject to change.

(a)          Falk generated $203.1 million of sales and made capital expenditures of $8.3 million in the fiscal year ended December 31, 2004.  The following represents a reconciliation of Falk unaudited results from Net Income to Pro Forma Adjusted EBITDA.

Reconciliation of Falk 2004 EBITDA and Pro Forma
Adjusted EBITDA

FYE
(Unaudited, $ in millions)	12/31/2004
Net Income	$1.0
Tax Expense (Benefit)	(1.1)
Interest Expense	4.1
Depreciation and Amortization Expense	10.7
EBITDA	$14.7

Adjustments:

Restructuring Expenses (1)	$8.7
Non-Recurring Expenses and Income	0.3
Non-cash LIFO Expense	2.0
Seller Retained Expenses (2)	6.3
Net Standalone Costs (3)	(1.0)
Pro Forma Adjusted EBITDA	$31.0

(1)             Consists of expenses incurred for a pre-acquisition facility consolidation and the expense associated with a headcount reduction.

(2)             Consists of expense relating to pension and other post-retirement employee benefit obligations to be retained by seller pursuant to the Acquisition Agreement.

(3)             Consists of estimated incremental costs to operate Falk under Rexnord’s ownership, net of the UTC corporate allocations.

(b)         The following represents a reconciliation of Rexnord results from Net Income to Pro Forma Adjusted EBITDA.

Reconciliation of Rexnord EBITDA and Pro Forma Adjusted EBITDA

		9 Months	LTM
(Unaudited, $ in millions)	Q4 FY04	Q3 FY05	1/2/2005

Net Income	$11.0	$10.5	$21.5
Tax Expense	6.7	7.2	13.9
Other Income/Expense	(1.0)	1.5	0.5
Interest Expense	11.3	32.5	43.8
Amortization Expense	3.5	10.4	13.9
Depreciation Expense	7.5	23.9	31.4
EBITDA	$39.0	$86.0	$125.0

Adjustments:

Restructuring & Similar Costs (1)	—	$3.0	$3.0
Inventory Under-Absorption (2)	—	3.3	3.3
Non-cash LIFO Expense	—	2.1	2.1
Pro Forma Adjusted EBITDA	$39.0	$94.4	$133.4

(1)             Consists of completed and ongoing non-Falk related restructuring initiatives.

(2)             Represents under-absorption of fixed overhead due to reduction in inventory.

EBITDA and Pro Forma Adjusted EBITDA

Rexnord considers EBITDA and Pro Forma Adjusted EBITDA as indicators of operating performance.  EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Pro Forma Adjusted EBITDA represents EBITDA plus the respective additional adjustments noted in the tables above.  We believe Pro Forma Adjusted EBITDA, as compared to EBITDA, is a useful performance measure because the additional adjustments either (i) reflect earnings and expenses we consider non-representative of the ongoing business for the reasons specified in the footnotes above or (ii) are useful for purposes of comparing our results to other companies in the industry.  Pro Forma Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(c)          Rexnord will need to obtain financing for $295 million to purchase the equity of Falk and an additional $17 million to cover transaction fees and expenses, for a total debt requirement of $312 million. Rexnord is proposing to amend its existing credit facility and add additional Term Loan B debt to finance the transaction. In the fourth quarter of fiscal 2005, Rexnord repaid $31 million of its existing Term Loan B leaving $275 million outstanding as of March 31, 2005. Below are key proposed terms of the amended credit facility.

Key Terms of Amended Credit Facility(1)

Incremental Term Loan B

Amount:	$312 million
Maturity:	December 2011
Interest Rate:	L + 225 bps (with step-down at total leverage of 3.75x)
Security and Guarantees:	Substantially similar to existing agreement
Mandatory Redemption:	100% asset sales, 100% debt proceeds, 50% excess cash flow sweep (with step-downs based on leverage)
Financial Covenants:	Maximum Leverage Ratio Minimum Interest Coverage Ratio Maximum Capital Expenditures

(1)             The Existing Revolver and Term Loan B to be amended on similar terms as the Incremental Term Loan B.